EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT


           SCT Software & Resource Management Corporation

           SCT Financial Corporation

           SCT Government Systems, Inc.

           SCT Property, Inc.

           SCT Utility Systems, Inc.

           SCT International Software & Services, Inc.

           SCT International Limited

           SCT Manufacturing & Distribution Systems, Inc.

           SCT Technologies (Canada) Inc.

           Systems & Computer Technology International B.V.

           Fygir Logistic Information Systems, B.V.

           SCT Holdings Corporation

           Adage Systems International (Australia) Pty. Ltd.

           Systems & Computer Technology International S.A.R.L.

           Systems & Computer Technology GmbH

           SCT International Services Corporation

           SCT Technologies de Mexico S. de R.L. de C.V.

           Systems & Computer Technology de Mexico S. de R.L. de C.V.



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